Exhibit 10.33

Amendment 2016-3

to the

devon energy corporation

incentive savings plan

The Devon Energy Corporation Incentive Savings Plan (the "Plan") is amended, effective as of the execution date of this amendment, as follows:

1.A new Paragraph (e) ("Venue") is added to Section 13.02 of the Plan ("Claims Procedures") before the current Paragraph (e) ("Reliance on Records"), and immediately after Paragraph (d) ("Exhaustion of Claims Procedures"), and subsequent sections and cross-references are amended accordingly, such new Paragraph to read as follows:

"(e)Venue.  The courts of competent jurisdiction in Oklahoma City, Oklahoma shall have exclusive jurisdiction for all claims, actions and other proceedings involving or relating to the Plan, a Plan fiduciary or a party in interest, including, by way of example and not limitation, claim or action (1) to recover benefits allegedly due under the Plan or by reason of any law; (2) to enforce rights under the Plan; (3) to clarify rights to future benefits under the Plan; or (4) that relates to the Plan and seeks a remedy, ruling or judgment of any kind against the Plan or a plan fiduciary or a party in interest."

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DB1/ 89100305.1

In witness whereof, Devon Energy Corporation (acting through its authorized delegate) has caused this Amendment 2016-3 to the Devon Energy Corporation Incentive Savings Plan to be executed this 20th day of October, 2016.

DEVON ENERGY CORPORATION

By:  /s/ Tana K. Cashion____________________

Name:  Tana K. Cashion

Title:  Senior Vice President, Human Resources

[Signature Page to Amendment 2016-3

to the Devon Energy Corporation Incentive Savings Plan]